Exhibit 28 (g) 11 under form N-1A

Exhibit 10 under item 601/REG. S-K

TWENTY-THIRD AMENDMENT TO

CUSTODY AGREEMENT

THIS AMENDMENT TO CUSTODY AGREEMENT (“Amendment”) is by and between the registered investment companies listed on Schedule II to the Agreement, as may be amended from time to time, (each stand alone registered investment company and each Series a “Fund” and collectively the “Funds”) and The Bank of New York Mellon (the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Funds and the Custodian are parties to that certain Custody Agreement (the “Agreement”) dated June 7, 2005, amended November 7, 2007, September 5, 2008, September 8, 2009, October 23, 2009, November 13, 2009, January 13, 2010 September 1, 2010, March 1, 2011, two separate amendments dated March 25, 2011, August 1, 2012, December 31, 2012, September 24, 2013, April 28, 2014, December 1, 2014, May 14, 2015, June 26, 2015, May 1, 2016, December 1, 2016, August 1, 2017, October 1, 2017 and December 1, 2017 between the Funds listed on Schedule II of the Agreement, as amended and restated by Exhibit A attached hereto (each a "Fund") and The Bank of New York Mellon (the "Custodian").

WHEREAS, each Fund is registered as a management investment company, or a series thereof, under the Investment Company Act of 1940, as amended; and

WHEREAS, the Funds and the Custodian desire to amend the Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Section 3 of Article V of the Agreement is hereby deleted in its entirety and replaced with the following language:

3.       Notwithstanding the foregoing, Custodian will not charge the Fund any overdraft fees, penalties, or related custody charges in connection with any transaction or series of related transactions for which Custodian did not provide Fund with notice, as soon as reasonably practicable under the circumstances, of any refusal to accept or provide a price for an Actionable Trade Request as such term is defined in the FX Standing Instructions Session Range Program Description, dated March 25, 2016 or the FX Benchmark Pricing Program Description, dated March 25, 2016, as applicable.

2.       The Agreement shall remain in full force and effect as amended by this Amendment.

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IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of March 16, 2018.

Each of the registered investment companies or series thereof listed on Schedule II to the Custody Agreement, as amended from time to time.

By: /s/ Lori A. Hensler

Name: Lori Hensler

Title: Treasurer

THE BANK OF NEW YORK MELLON

By: _/s/ Armando Fernandez

Name: Armando Fernandez

Title: Managing Director

AMENDMENT TO TERMS OF

FOREIGN EXCHANGE BENCHMARK PRICING PROGRAM

AND

FOREIGN EXCHANGE STANDING INSTRUCTION SESSION RANGE PROGRAM

FX PROGRAM SELECTION FORM

Federated Investment Management Company (“Federated”) has received the FX Standing Instructions Session Range Program Description, dated March 25, 2016 (as amended from time to time, the “Session Range Program Description”), and the FX Standing Instructions Benchmark Pricing Program Description, dated March 25, 2016 (as amended from time to time, the “Benchmark Program Description” and collectively with the Session Range Program Description, the “Documents”).

Capitalized Terms not otherwise defined herein shall bear the meanings given to them in the Session Range Program Description or Benchmark Program Description, as applicable.

The parties agree that the terms of the Documents are amended as described herein:

  By executing this amendment and the FX Program Selection Form attached hereto as Exhibit A (collectively, the “Opt-In Form”), the parties express their agreement regarding the pricing and processing of FX Transactions executed pursuant to the terms of the Documents, as amended by this Opt-In Form. For avoidance of doubt, this is an agreement concerning the pricing and processing of FX Transactions, and not an agreement by either party hereto to enter into any particular FX Transaction. BNY Mellon is not in any way obligated to enter into any FX Transaction with the Customer as a result of the Customer providing instructions to BNY Mellon under either the FX Benchmark Pricing Program (the “Benchmark Program”) or the FX Standing Instructions Session Range Program Description (the “Session Range Program”). BNY Mellon may refuse to accept or provide a price for the Actionable Trade Request for any reason, including without limitation, because of market restrictions, legal, regulatory, credit or operational reasons.
  BNY Mellon’s Asset Servicing Representative dedicated to Federated will provide Federated with notice as soon as reasonably practicable: (i) of any refusal to accept or provide a price for the Actionable Trade Request, and (ii) of any market, legal, regulatory, credit or operational restrictions that render BNY Mellon incapable of accepting or providing a price for an Actionable Trade Request with respect to a particular currency. Such notice will be provided by email alert to Federated at the email address(es) provided below or at such other e-mail address as may be provided by Federated in writing hereafter.
  Federated acknowledges that each Customer identified in Exhibit B will engage in FX Transactions with BNY Mellon under the Benchmark Program for Developed Market Currencies, and under the Session Range Program for all other currencies. Federated may amend the accounts listed on Exhibit B hereto at any time by sending BNY Mellon an instruction in writing to either add account(s) or to remove account(s). The instruction shall identify the name of the account(s), account number(s), legal name(s), and the instruction to add or remove such accounts from Exhibit B. An instruction to add a new account will be thereby incorporated hereunder upon BNY Mellon’s written consent (or upon execution of an FX Transaction with respect to such account, which shall be deemed BNY Mellon’s written consent). An instruction to remove an account shall cause such account to be automatically terminated from the scope of the Documents upon receipt of such instruction without requiring BNY Mellon’s consent, provided that such termination shall not affect any obligations of such terminated account outstanding at the time of termination and including a reasonable time to act thereon.
  As used in the Documents, each separate legal entity is deemed to be a Customer.  Unless checked below, Federated understands and acknowledges that Netting (as defined in Annex A and described in Annex B and C of the applicable Document) will occur among accounts belonging to the same Customer. In the case of multiple accounts, if Federated does not identify which accounts belong to the same Customer, netting will occur at the account level.

We are requiring you to apply Netting across different Customers.  We have specified the exact legal names associated with each account in Exhibit B and provided that we have elected to apply Netting across different Customers, the following Indemnity shall apply:

Indemnity

The accounts listed in Exhibit B do not belong to the same Customer, they belong to various Customers. In consideration of making Netting available across the accounts of various Customers and enabling the FX trading activity of one Customer to benefit another Customer, we agree to indemnify and hold BNY Mellon and any affiliate of BNY Mellon harmless from and against any claim, loss, liability, damage, cost or expense of any nature whatsoever (including reasonable attorneys’ fees and expenses as they become due), arising out of or related to any claim of breach of any Law  in connection with the Netting across the accounts of various Customers. "Law" means any law, rule or regulation, including without limitation the Investment Company Act of 1940, Employee Retirement Income Securities Act of 1974, each as amended, or any successor federal statute.

  Reporting for FX Transactions shall be in the form attached, which may be modified from time to time. In the event that such modifications result in a material reduction in the information contained in the form and thereafter Federated reasonably requests such information, then BNY Mellon will provide such information as it relates to the Benchmark Program or the Session Range Program, so long as Federated’s request does not include third party information, violate any policy of BNY Mellon, conflict with any other customer’s confidentiality, and is information that BNY Mellon can produce (as reasonably determined by BNY Mellon).
  The parties agree that, if executing an Actionable Trade Request, prior to determining that it will not price such Actionable Trade Request in accordance with the terms of the Documents, BNY Mellon must make a reasonable and good faith determination that an Extraordinary Event has occurred or is expected to occur.
  Notwithstanding any provisions in the Documents to the contrary, BNY Mellon may only charge an additional or separate fee for its services outside of such fees earned by BNY Mellon in the form of Spreads or otherwise described in the Pricing sections of the Documents as part of either the Benchmark Program or the Session Range Program with the prior written agreement of Federated.
  The parties agree that in the event Federated chooses to terminate the agreement on behalf of a Customer or to revoke advance instructions on behalf of a Customer in accordance with Section 2.b of Annex D to each of the Documents, that such termination or revocation will be effective after the lapse of a reasonable time for BNY Mellon to act on such termination or revocation and in any event will be effective no later than 10 business days after receipt by BNY Mellon.
  In no event will BNY Mellon be liable for any indirect, special, incidental, consequential or punitive damages (including loss of profit, expense of use of other services, or attorney's fees), arising out of or in connection with this agreement, regardless of whether such damages arise in tort, contract or otherwise, even if BNY Mellon has been advised of the possibility of such damages. Notwithstanding the foregoing, the Documents shall not be construed to exclude or limit the liability of BNY Mellon or any of its affiliates for losses incurred in connection with any FX Transaction executed pursuant to the Documents attributable to: (i) fraud (ii) actions taken in bad faith; (iii) negligence (which shall be determined in accordance with the reasonable commercial standards of the banking industry); or (iv) any other liability that cannot be excluded or limited by Applicable Law. For purposes of the Documents and this Opt-in Form, “Applicable Law” shall mean all applicable United States or foreign federal, state and local laws, rules, regulations, interpretations, orders, judgments and decrees of any applicable regulatory authority or self-regulatory organization or of any national exchange, market or clearinghouse where foreign exchange transactions are executed.
  Either party may terminate this agreement upon thirty (30) days’ (or in the case of a termination for cause, five (5) days’) prior written notice to the other party. The termination shall not affect the rights, obligations and liabilities of any party hereto accrued as of the date of such termination. Notices under these Documents may be sent by electronic mail or regular mail to the other party at the addresses set forth below:

BNY Mellon: Ed McGann

BNY Mellon Asset Servicing

101 Barclay St., 3rd Floor

New York, NY 10286

Tel 212-815-5493

Edward.mcgann@bnymellon.com

Federated:       Lori Hensler

Federated Investment Management Company

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Tel 412-288-1277

lhensler@federatedinv.com

Tim Trebilcock

Federated Investment Management Company

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Tel 412-288-2954

ttrebilcock@federatedinv.com

11.	This agreement will be governed by and construed in accordance with the law of the State of New York (without reference to choice of law doctrine). Each party hereby waives the right to trial by jury in any action or proceeding instituted with respect to this agreement.

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Accepted and Agreed:
Federated Investment Management Company	The Bank of New York Mellon

By: /s/ John B. Fisher	By: /s/ Edward G. McGann
Name: John B. Fisher	Name: Edward G. McGann
Title: President	Title: Managing Director
Date: April 26, 2018	Date: April 24, 2018

EXHIBIT A

FX Program Selection Form

Version Date: 17th July, 2014

1.

2.

* Max size is 35 alphanumeric characters

3.

* Please note that the Questionnaire contains dropdown menus

4.

We hereby confirm, that the information provided in this Questionnaire is correct, and that any future amendments must be notified to BNY Mellon in writing.

FX Program Selection Form - For Asset Owner to complete

***** Please fully complete the Questionnaire, then sign and return (including the original excel file) to FXPricingProgramElections@bnymellon.com*****

FX Program Selection Form - For Asset Owner to complete

We understand that The Bank of New York Mellon (“BNY Mellon”) offers two standard pricing options for custody related Foreign Exchange (FX): (1) the Session Range Program; and (2) the Defined Spread Program. There is an additional alternative pricing option called FX Benchmark Pricing which applies to developed market currencies only as defined in its latest Program Description.

We understand that if we do not specifically select the Defined Spread Program or the FX Benchmark Pricing option, or fail to execute an FX Program Election Form, any custody related foreign exchange instructions we send will be priced either in accordance with another arrangement to which we and BNY Mellon have agreed or if no such agreement has occured, such instructions will be priced in accordance with BNY Mellon's then-applicable default program for handling such instructions. Currently, Session Range is the default program for handling such instructions.

If we have any questions concerning BNY Mellon’s FX pricing options, we shall contact our Relationship Manager.

We are instructing BNY Mellon to price FX transactions involving the currency pairs as specified below (please select one of the following): For FX transactions involving two Developed Market currencies:

Developed Market currencies mean each of the following (ISO Codes): AUD, CAD, CHF, CZK, DKK, EUR, GBP, HKD, HUF, ILS, JPY, MXN, NOK, NZD, PLN, RON, SEK, SGD, TRY, USD , ZAR.
Please select the service offering to apply to custody related FX	FX Benchmark Pricing
https://workbench.bnymellon.com/reference/wb_reference.jsp#mfep	Fixing Time 4:00 PM EST (20L – London Close)

We, the undersigned Customer, have received the latest version of the FX Benchmark Pricing Program Description available at the above web link. We are directly dealing with you, BNY Mellon, on our own behalf and/or have appointed one or more investment advisers or investment managers (a “Manager”) as our agents to deal with you, as we have notified you in writing from time to time. We on our own behalf agree that each Customer identified as part of this set up form will engage in FX Transactions with you under the FX Benchmark Pricing Program (as described in the Program Description), for those trade requests identified in the Program Description. We understand that in addition to this form, we (if applicable) may have to sign other administrative forms to participate in the service.

For FX transactions involving one or more Emerging Market currencies:
Emerging Market currencies mean any other currency that is not a Developed Market currency.
Please select the service offering to apply to custody related FX	Session Range (Default)

We, the undersigned Customer, have received the latest version of the Session Range Program Description available at the above web link. We are directly dealing with you, BNY Mellon, on our own behalf and/or have appointed one or more investment advisers or investment managers (a “Manager”) as our agents to deal with you, as we have notified you in writing from time to time. We on our own behalf agree that each Customer identified as part of this set up form will engage in FX Transactions with you under the Session Range Pricing Program (as described in the Program Description), for those trade requests identified in the Program Description. We understand that in addition to this form, we (if applicable) may have to sign other administrative forms to participate in the service.

Federated Investment Management Company By: /s/ John B. Fisher
Please complete the Account List tab.	Title: Date:

FX Program Election

FX Program Selection Form - Account List - For Asset Owner to complete

We understand that BNY Mellon offers Price Netting (as defined in the relevant program description) to foreign exchange transactions ("FX Transactions") at the legal entity level (across accounts of the same legal entity) provided that we direct BNY Mellon as to which accounts belong to the respective legal entity (which can be provided below). Without such direction, Price Netting will default to the account level.

Please select the netting option to be applied to the FX Program group (Choose drop-down option)	Across Accounts of the Same Legal Entity

If we apply "Netting Across Accounts of Different (but related) Legal Entities", then the following indemnity shall apply:

Indemnity

The accounts listed in the account list do not belong to the same Customer, they belong to various Customers. In consideration of making Netting available across the accounts of various Customers and enabling the FX trading activity of one Customer to benefit another Customer, we agree to indemnify and hold BNY Mellon and any affiliate harmless from and against any claim, loss, liability, damage, cost or expense of any nature whatsoever (including reasonable attorneys’ fees and expenses as they become due), arising out of or related to any claim of breach of any Law in connection with the Netting across the accounts of various Customers. "Law" means any law, rule or regulation.

Account List

EXHIBIT B

List of Customers

Account Name	Account Number	Legal Entity Name
157877	FARF	FEDERATED ABSOLUTE RETURN FUND
557219	FEMDF	FEDERATED EMERGING MARKET DEBT FUND
385540	FGSVF	FEDERATED GLOBAL STRATEGIC VALUE DIVIDEND FUND
557217	FGTRB	FEDERATED GLOBAL TOTAL RETURN BOND FUND
557218	FIBSP	FEDERATED INTERNATIONAL BOND STRATEGY PORTFOLIO
557242	FIDSP	FEDERATED INTERNATIONAL DIVIDEND STRATEGY PORTFOLIO
557220	FILF	FEDERATED INTERNATIONAL LEADERS FUND

By:/s/ John B. Fisher
Name: John B. Fisher
Title: President
Date: April 26, 2018